Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ATLAS AIR WORLDWIDE HOLDINGS, INC.

(Pursuant to Sections 141 and 242 of the

General Corporation Law of the State of Delaware)

Atlas Air Worldwide Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

1. The name of the corporation is Atlas Air Worldwide Holdings, Inc. (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 28, 2000 (the “Certificate of Incorporation”).

2. Article 4(a) of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

4. (a) The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

3. This Certificate of Amendment has been duly adopted in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, this Certificate of Amendment, having been duly adopted by the Corporation’s Board of Directors and the Corporation’s stockholders in accordance with Section 242 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 22nd day of September, 2016.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:	/s/ Adam R. Kokas
Name: Adam R. Kokas Title: Executive Vice President